Exhibit 10 (j)

                               ASSET PURCHASE AGREEMENT

                                    by and between

                   Interphase Corporation, a Texas corporation, and

                    Cisco Systems, Inc., a California corporation,

                               Dated as of June 3, 1996

TABLE OF CONTENTS

                                                             Page
                                                             ----
ARTICLE I

PURCHASE AND SALE OF ASSETS                                    1
    Section 1.1   Description of Assets to be Acquired         1
    Section 1.2   Excluded Assets                              2

ARTICLE II

ASSUMED LIABILITIES                                            2
    Section 2.1   Assumed Liabilities                          2
    Section 2.2   Liabilities Not Assumed                      3

ARTICLE III

PURCHASE PRICE                                                 3
    Section 3.1   Consideration                                3
    Section 3.2   Payment of Purchase Price                    3
    Section 3.3   Allocation of Purchase Price                 4

ARTICLE IV

REPRESENTAITONS AND WARRANTIES                                 5
    Section 4.1   Representations and Warranties of Seller     5
      (a)    Organization of Seller                            5
      (b)    Authorization of Seller                           5
      (c)    Governmental Consents                             6
      (d)    Proprietary Rights                                6
      (e)    Contracts and Commitments                         6
      (f)    Title to the Assets                               7
      (g)    Litigation                                        7
      (h)    No Conflict or Default                            7
      (i)    Brokers' and Finders' Fees                        7
      (0)    Customers                                         7
      (k)    Complete Disclosure                               8
      (1)    Inventory                                         8
      (m)    Suppliers                                         8
      (n)    Limitation                                        8
    Section 4.2   Representations and Warranties of Purchaser  8
      (a)    Organization of Purchaser                         8

      (b)    Authorization of Purchaser                        8
      (c)    Governmental Consents                             9
      (d)    Litigation                                        9
      (e)    No Conflict or Default                            9
      (f)    Brokers' and Finders' Fees                        9

ARTICLE V

COVENANT'S                                                    10
    Section 5.1    Covenants Against Disclosure               10
    Section 5.2    Maintenance of Business                    10
    Section 5.3    Access to Information                      10
    Section 5.4    Notations                                  10
    Section 5.5    Closing Conditions                         11
    Section 5.6    Post Closing Transactions                  11
    Section 5.7    Sales and Transfer Taxes                   11
    Section 5.8    Tax Returns                                11
    Section 5.9    Transfer of FDDI Adapter Products Business
                   Goodwill to Purchaser                      11
    Section 5.10   Training and Consultation by Seller        12

ARTICLE VI

CLOSING                                                       13
    Section 6.1    Time of Closing                            13
    Section 6.2    Deliveries by Seller                       13
    Section 6.3    Deliveries by Purchaser                    14
    Section 6.4    Further Assurances                         14

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS                           14
    Section 7.1   Conditions to Obligations of Purchaser      14
      (a)   Representations and Warranties                    14
      (b)   Performance of Agreement                          15
      (c)   No Material Adverse Change                        15
      (d)   Absence of Governmental or Other Objection        15
      (e)   Approval of Documentation                         15
    Section 7.2   Conditions to Obligations of Seller         15
      (a)   Representations and Warranties                    15
      (b)   Performance of Agreement                          15
      (c)   Absence of Governmental or Other
      (d)   Approval of Documentation                         16
      (e)   Purchase Price                                    16

ARTICLE VIII

MISCELLANEOUS PROVISIONS                                      16
    Section 8.1    Notice                                     16
    Section 8.2    Entire Agreement                           16
    Section 8.3    Binding Effect; Assignment                 16
    Section 8.4    Expenses of Transaction; Taxes             17
    Section 8.5    Waiver; Consent                            17
    Section 8.6    Counterparts                               17
    Section 8.7    Severability                               17
    Section 8.8    Absence of Third Party Beneficiary Rights  17
    Section 8.9    Attorneys' Fees                            18
    Section 8.10   Cooperation and Records Retention          18
    Section 8.11   Termination                                18
    Section 8.12   Mediation                                  19

SCHEDULES

1.1(a)   List of Related Property
1.1(b)   List of Inventory
1.1(c)   List of Contracts
1.1(d)   List of Permits
1.1(e)   List of Proprietary Rights
1.1(g)   List of Other Assets
1.2      List of Excluded Assets
1.3      FDDI Adapter Products
4.1(f)   List of Encumbered Assets
4.1(g)   List of Litigation
4.10     List of Customers

                             ASSET PURCHASE AGREEMENT



    THIS AGREEMENT is dated as of   June 3, 1996 by Interphase Corporation, a
Texas corporation ("Purchaser"), and Cisco Systems, Inc., a California corporation ("Seller").

    WHEREAS, Seller is engaged in the business of designing, manufacturing and selling EISA and Sbus FDDI adapter products (the "Business"); and

    WHEREAS, Purchaser desires to acquire from Seller and Seller desires to transfer to Purchaser, all or substantially all of the properties, assets, and rights of Seller related to the Business, and to assume certain specified liabilities of Seller, all upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

    SECTION 1.1 DESCRIPTION OF ASSETS TO BE ACQUIRED. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1 hereof), Seller agrees to convey, sell, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all right, title, and interest of Seller at the Time of Closing in and to certain assets, properties, and rights related to the Business, as follows:

    (a) The machinery, equipment computer hardware, peripherals, operating software, application software, quality assurance equipment and furniture and fixtures (the "Related Property") listed on Schedule 1.1(a) hereto;

    (b)  The inventory owned by Seller related to the Business as listed on
Schedule 1.1(b) hereto (whether located on the premises of the facilities owned by Seller in San Jose, CA, in transit to or from such pren3ises, in other storage or warehouse facilities, or otherwise) including, without limitation, finished goods and components, as listed on Schedule 1.1(b) hereto (the "Inventory");

    (c) All claims, rights and obligations (but, with respect to obligations, only to the extent expressly assumed pursuant to Section 2.1 hereof) under all agreements, contracts, contract rights, licenses, purchase and sale orders, quotations, and other executory commitments associated with the Business (collectively, the "Con-tracts"), that are listed on Schedule 1.1(c) hereto including the "Contracts Requiring Notation or Consents to Assignment" as such phrase is defined in
Section 4.1(e)(C) hereof;

    (d) All claims and rights under all franchises, licenses, permits, consents, authorizations, certificates and approvals (collectively referred to herein as "Permits") of any federal, state, or local regulatory, administrative, or other governmental agency or body issued to or held by Seller which are necessary, related or incidental to the Business, that are listed on Schedule 1.1(d) hereto;

    (e) All patent rights, copyright rights, trade secret rights, mask work rights and other intellectual property and proprietary rights throughout the world, together with the goodwill associated therewith (collectively, the "Proprietary Rights"), that are listed on Schedule 1.1(e) hereto;

    (f)  All goodwill associated with the Business (the "Goodwill");

    (g)  Such other properties or assets ("Other Assets") that are listed on
Schedule 1.1(g) hereto;

    (h) All rights, if any, under express or implied warranties from suppliers and vendors of Seller which are related to the Business and the Assets; and

    (i) All of Seller's causes of action, judgments, and claims or demands of whatever kind or description arising out of or relating to the Business and the Assets other than those arising under this Agreement;

    The assets, properties, and rights to be conveyed, sold, transferred, assigned, and delivered to Purchaser pursuant to this Section 1.1 are sometimes hereinafter collectively referred to as the "Assets".

    SECTION 1.2 EXCLUDED ASSETS. Notwithstanding the provisions of Section 1.1 hereof, the Assets to be transferred to Purchaser pursuant to this Agreement shall not include assets listed on Schedule 1.2 hereof and any other assets not specifically identified on the Schedules set forth in Section 1.1 (collectively, the "Excluded Assets").-


                                    ARTICLE 11

                               ASSUMED LIABILITIES

    SECTION 2.1 ASSUMED LIABILITIES. Subject to Section 2.2 hereof, Purchaser hereby agrees at the Time of Closing to assume, satisfy or perform when due those liabilities and obligations of Seller arising after the Time of Closing under the Contracts and Permits. The liabilities assumed hereunder by the Purchaser are hereinafter called the "Assumed Liabilities".

    SECTION 2.2 LIABILITIES NOT ASSUMED. Other than the Assumed Liabilities, Purchaser shall not assume, nor shall Purchaser or any affiliate of Purchaser, be deemed to have assumed or guaranteed, any other liability or obligation of any nature of Seller, or claims of such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown arising out of (i) acts or occurrences, or related to any of the Assets or the Business, prior to the Time of Closing or (ii) any other liability or obligation of Seller (collectively, the "Unassumed Liabilities"). Seller shall indemnify Purchaser from and against all losses, including reasonable costs and expenses, incurred by Purchaser directly relating to any Unassumed Liabilities.

                                   ARTICLE III
                                  PURCHASE PRICE

     SECTION 3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Assets and the other forms of consideration to be given by Seller and in fall payment therefor, Purchaser will pay, or cause to be paid, the purchase price set forth in
Section 3.2 hereof to Seller, subject to adjustment in accordance with the provisions set forth herein, and Purchaser will assume all of the Assumed Liabilities.

     SECTION 3.2 PAYMENT OF PURCHASE PRICE. The consideration ("Purchase Price") to be paid or payable by Purchaser to Seller for the Business and the other forms of consideration to be given by Seller shall be:
    (a)
    (i) At the Time of Closing, Purchaser shall pay to Seller, by cash, check or wire transfer, the sum of $2,500,000.

    (ii) Within ten (10) days after receipt of each delivery of inventory as set forth on Schedule 1.1(b), Purchaser shall pay to Seller, by cash, check or wire transfer, the purchase price for any such delivered inventory as set forth on Schedule 1.1(b) hereto, it being understood that there may be multiple deliveries of inventory and a payment will be due pursuant to this section after each delivery.

    (b)  Additional installment payments shall be made as follows:

    At such time as Net Sales (as defined below) of FDDI Adapter Products, (as defined below) by Purchaser after the Time of Closing exceed $6,000,000, Purchaser shall make quarterly payments to Seller within 30 days of the end of each fiscal quarter of Purchaser, in an amount equal to 10% of Net Sales in excess of such $6,000,000. Beginning on the date cumulative Net Sales of FDDI Adapter Products by

Purchaser after the Time of Closing exceed $16,000,000, the percentage of Net Sales payable to Seller pursuant to this Section shall be reduced to 5%. Beginning on the date cumulative Net Sales of FDDI Adapter Products by Purchaser after the Time of Closing exceed $26,000,000, the percentage of Net Sales payable to Seller shall be reduced to 0% and no further payments shall be due Seller except payments which have accrued prior to net sales exceeding $26,000,000. For purposes of this Agreement, FDDI Adapter Products shall mean the products set forth in Schedule 1.3 hereto, and improvements, modifications and derivative works thereof produced by Purchaser. For purposes of this Agreement, Net Sales shall mean the gross sales amount actually received from the sale of FDDI Adapter Products, less commissions, freight, insurance, duties and any applicable sales, value added or similar taxes, less any amount for returned goods for which a credit or refund is given, and not including support and maintenance revenues related to FDDI Adapter Products and not normally included in the selling price of such FDDI Adapter Products.

    (c) AUDIT AND INSPECTION RIGHTS. Purchaser shall keep accurate books and records with respect to its sales activities of FDDI Adapter Products. Such books and records shall be preserved for at least three (3) years after termination of payment obligations under this Agreement and shall be open to inspection and audit by a representative of Seller or an independent certified public accountant retained by Seller (and reasonably acceptable to Purchaser) at reasonable times during Purchaser's normal business hours, upon reasonable prior notice and no more than once per year. Such representative or independent certified public accountant shall be bound to hold all information in confidence except as necessary to communicate to Seller Purchaser's breach of this Agreement or misrepresentation or error regarding net sales under this Agreement. The fees and expenses of such inspection and audit shall be borne by Seller; however, if an error in Net Sales reporting is discovered in excess of 5% for the 12 month period being audited, then such fees and expenses related to the audit for such period shall be borne by Purchaser. Seller may not audit the same period twice, except with reasonable cause. Any sums found to be owing to either party as a result of such inspection and audit shall be immediately paid to the other party, including interest at a rate of 8% from the date such sums should have been paid.

    SECTION 3.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as set forth in a statement of allocation of the Purchase Price (plus Assumed Liabilities), such statement to be prepared by Purchaser at the Time of Closing, and acceptable to Seller. If Purchaser and Seller cannot agree on such allocation statement within ten days of the Time of Closing, the allocation statement shall be determined by a partner of one of the six largest international accounting firms mutually acceptable to both parties, and having due regard for the rights and interests of both parties.
The statement of the allocation prepared in accordance with this Section 3.3 shall be binding upon the parties hereto and shall be prepared using the allocation methods and principles required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder. Neither Purchaser nor Seller shall take any position inconsistent with such allocation, and any and all filings with and reports made to any taxing authority will be consistent with that allocation, except in each case to the extent that Purchaser or Seller reasonably believes, after discussion with the others, that the foregoing will result in a violation of applicable law.

                                    ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES

    SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF SELLER. In this Agreement, any reference to "Seller's knowledge" means Seller's actual knowledge after reasonable inquiry of the former officer and director level employees of Crescendo Communications, Inc. who are employed by Seller as of the date hereof. Seller hereby represents and warrants to Purchaser that as of the date hereof and as of the Time of Closing (which representations and warranties will terminate one year from the Time of Closing and therefore any claims by Purchaser for a breach of such representations and warranties must be brought prior to the expiration of one year from the Time of Closing):

    (a) ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite power and authority to own and operate the Business in the places where the Business is now conducted and to directly own, lease, and operate the Assets. Seller is duly qualified or licensed to do business as a corporation in each of the jurisdictions in which the nature of the Business or location of properties related to the Business requires such qualification or licensing and where the failure to be so qualified would have a material adverse effect on the Business.

    (b) AUTHORIZATION OF SELLER. Seller has fall power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby, including, without Stations the execution and delivery of this Agreement, bills of sale, assignments and assumptions, novations and other instruments evidencing the conveyance of the Assets or delivered in accordance with Section 6.2 hereunder (the "Closing Documents"). Seller has taken all necessary and appropriate corporate action, including obtaining all necessary board and shareholder consents, with respect to the execution and delivery of this Agreement and the Closing Documents. This Agreement constitutes the valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights and remedies of creditors and subject to the general principles of equity.

    (c) GOVERNMENTAL CONSENTS. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local, or provincial governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated hereunder.

    (d) PROPRIETARY RIGHTS. To Seller's knowledge, Seller owns, has the right to use, or has the right to practice under all Proprietary Rights set forth in
Schedule 1.1(e) hereto, as qualified by such Schedule 1.1(e), without any conflict with or infringement of the rights of others.

    (e)  CONTRACTS AND COMMITMENTS.

    (A) There is set forth on Schedule 1.1(c) a list of all outstanding contracts, setting forth the parties and the dates, including expiration dates, thereto which relate to the Business, and which are being purchased by Purchaser pursuant hereto, and, to which Seller is a party or to which any of the Assets are subject.

    (B) Seller, and to Seller's knowledge, each other party thereto, has performed all of its obligations under the terms of each Contract and is not in default thereunder. No event or omission has occurred which but for the giving of notice or lapse of time or both would constitute a default by any party thereto under any such Contract, where such default by any party could have a material adverse effect on the Business or the Assets. Each such Contract is valid and binding on all parties thereto and in full force and effect. Seller has received no notice of default, cancellation, or termination in connection with any such Contract. Seller has not accepted any material prepayments with respect to any of the Contracts, nor has Seller entered into any written modifications, waivers, releases or amendments to any of the Contracts not previously disclosed to Purchaser and which written modifications, waivers, releases or amendments would have a material adverse effect on the Business or the Assets.

    (C) Schedule 1.1(c) lists all Contracts, under the heading "Contracts Requiring Notation or Consent to Assignment," that require a notation or consent to assignment, as the case may be, prior to, the Time of Closing so that Purchaser shall be made a party in place of Seller or as assignee (the "Contracts Requiring Novation or Consent to Assignment"). Such list is complete, accurate and includes every Contract which, if no novation occurs to make Purchaser a party thereto or if no consent to assignment is obtained, would have a material adverse effect on Purchaser's ability to operate the Business in the same manner as the Business was operated by Seller prior to the Time of Closing.

(f)  TITLE TO THE ASSETS.

     (A) Except as set forth on Schedule 4.1(f) attached hereto and except for Permitted Encumbrances, Seller has good and marketable title to the Assets free and clear of any pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever (collectively, the "Liens"). The term "Permitted Encumbrances" shall mean Liens for current taxes not due and payable. Any and all Liens set forth on
Schedule 4.1(f), with the exception of Permitted Encumbrances, shall be terminated as of the Time of Closing, and Seller shall transfer the Assets to Purchaser free and clear of all such Liens.

     (B) By virtue of the deliveries made at the Time of

Closing, Purchaser will obtain good and marketable title to the Assets, free and clear of all Liens except for Permitted Encumbrances.

     (g) LITIGATION. Except as set forth on Schedule 4.1(g), there is no claim, litigation, action, suit, or proceeding, administrative or judicial, pending or, to Seller's knowledge, threatened against or by Seller, nor to Seller's knowledge is there any reasonable basis for any such claim, litigation, action, suit, or proceeding against or by SELLER, relating to the Business, or involving the Assets, or this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local, or foreign court, or regulatory agency, or other governmental authority, including, without limitation, any unfair labor practice or grievance proceedings or otherwise, which claim, litigation, action, suit or proceeding would have a material adverse effect on the Assets.

     (h) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof, including without limitation, the consummation of the transactions contemplated hereby, win violate any statute, regulation, or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition, or provision of Seller's Articles of Incorporation or Bylaws, or, subject to obtaining the consents described in Section 5.4 below, of any agreement deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Seller is a party or by which it or any of the Assets are or may be bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder.

     (i) BROKERS' AND FINDERS' FEES. Seller is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

     (j) CUSTOMERS. Schedule 4.16) (which will be provided at the Time of Closing) attached hereto lists all customers of the Business who purchased

FDDI Adapter Products from Seller at any time from the beginning of Seller's 1995 fiscal year through the Time of Closing.

    (k) COMPLETE DISCLOSURE. No representation or warranty by Seller in this Agreement, and no exhibit, schedule, statement, certificate, or other writing furnished to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein in the context in which they were made not misleading.

    (l) INVENTORY To Seller's knowledge, all of the Inventory consists or will consist of items of a quality usable and saleable in the ordinary and usual course of the Business.

    (m) SUPPLIERS. Seller is not aware of any event or fact which would reasonably be expected to have a material adverse effect on Seller's relationship with its suppliers of the Business.

    (n) LIMITATION. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NO REPRESENTATION OR WARRANTY WHATSOEVER IS MADE BY SELLER AND SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES IMPLIED AS TO THE CONDITION, VALUE OR QUALITY OF THE ASSETS AND SPECIFICALLY DISCLAIMS WITH RESPECT TO THE ASSETS ANY REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE.

    SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. In this Agreement, any reference to "Purchaser's knowledge" means Purchaser's actual knowledge after reasonable inquiry of officers and director-level employees. Purchaser hereby represents and warrants to Seller that as of the date hereof and as of the Time of Closing (which representations and warranties will terminate one year from the Time of Closing and therefore any claims by Seller for a breach of such representations and warranties must be brought prior to the expiration of one year from the Time of Closing):

    (a) ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all requisite power and authority to own and operate its business.

    (b) AUTHORIZATION OF PURCHASER. Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the execution and delivery of this Agreement. Purchaser has taken all necessary and appropriate corporate action, including obtaining all necessary board consents, with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors and subject to general principles of equity.

    (c) GOVERNMENTAL CONSENTS. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with any federal, state, local or provincial governmental authority on the part of Purchaser is required in connection with the consummation of the transactions contemplated hereunder.

    (d) LITIGATION. There is no claim litigation, action, suit or proceeding, administrative or judicial, pending or, to Purchaser's knowledge, threatened against or by Purchaser, nor to Purchaser's knowledge is there any reasonable basis for any such claim litigation action, suit or proceeding against or by Purchaser, relating to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court, or regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby or claim damages as a result of this Agreement or the transactions contemplated hereby.

    (e) NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement nor compliance with the terms and provisions hereof including, without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation, or ordinance of any GOVERNMENTAL authority, or conflict with or result in the breach of any term, condition, or provision of Purchaser's Articles of Incorporation or Bylaws, or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation, or instrument to which Purchaser is a party or by which it is or may be bound, or constitute a default (or an event which, with the lapse of time or the giving or notice, or both, would constitute a default) thereunder.

    (f) BROKERS' AND FINDERS' FEES. Purchaser is not obligated to pay any fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

                                      ARTICLE V
                                      COVENANTS

    SECTION 5.1 COVENANTS AGAINST DISCLOSURE. Until the Time of Closing, no party or its affiliates shall disseminate any press release or announcement or otherwise make any disclosure to third parties, other than on a need to know basis to its legal and financial representatives who have a fiduciary obligation to maintain confidentiality of such disclosure, concerning the transactions contemplated by this Agreement and Purchaser will not make any disclosures to third parties, excluding the announcement of this Agreement, that could be reasonably expected to damage the Business or products of Seller without the prior consent of Seller and Purchaser, except as, in the reasonable opinion of a party, required by law.

    SECTION 5.2 MAINTENANCE OF BUSINESS. Except as otherwise required to perform its obligations under this Agreement during the period from the date hereof through the Time of Closing, Seller shall carry on and use its reasonable efforts to preserve the Business, Goodwill, and relationships with customers, suppliers, officers, employees, agents, licensees and others with respect to the Business in substantially the same manner as Seller did prior to the date where Seller will use its reasonable efforts to keep and maintain the existing favorable Business relationship with each of its respective customers, suppliers, officers, employees, licensees and agents with respect to the Business.

    SECTION 5.3 ACCESS TO INFORMATION. Seller shall give Purchaser and its Representatives (as such term is defined below) full access, during normal Business hours, to all of the properties, books, contracts, commitments, and records relating to the Business and the Assets, provided that such access shall not unreasonably interfere with the normal operations of the Business, and Seller will furnish to Purchaser and its officers, directors, employees, agents or representatives (collectively, "Representatives") during such period all such information concerning the Business or the Assets as Purchaser may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties, agreements and covenants made by Seller in this Agreement. All requests for permissions under this Section 5.3 shall be made by Purchaser through an individual designated for the purpose by Seller.

    SECTION 5.4 NOVATIONS. Seller agrees to use reasonable efforts to obtain contract novations or consents to assignment as necessary, for all Contracts requiring Novation or Consent to Assignment prior to or as soon as practicable after the Time of Closing.

    SECTION 5.5 CLOSING CONDITIONS. Both parties agree to use their reasonable efforts to cause the conditions of closing to be fulfilled.

    SECTION 5.6 POST CLOSING -- TRANSACTIONS.

    (a) Seller shall retain all collections by it under the Contracts, novated or otherwise, for all sales made by Seller prior to the Time of Closing and during the Transition Period.

    (b) Subject to any approvals required by Seller's customers, Seller shall subcontract the rights and obligations of any Contracts not novated to Purchaser on the same terms and conditions provided in such Contracts.

     SECTION 5.7 SALES AND TRANSFER TAXES. Seller agrees to take all actions reasonably requested by Purchaser to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Assets hereunder, including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Seller further agrees to deliver all certificates reasonably requested by Purchaser to verify the fact of such electronic transmissions or other actions.

     SECTION 5.8 TAX RETURNS. Seller shall properly file all returns, statements, reports, forms or other documents (collectively, "Tax Returns") that Seller is required by any applicable law to file with respect to taxes arising in or related to periods ending on or prior to the Time of Closing or related to transactions or events occurring prior to the Time of Closing and shall pay all such taxes when due. If the closing occurs prior to July 19, 1996, state and local ad valorem taxes for the current tax year shall be prorated at the Closing effective as of the Closing Time, with Purchaser's pro rated portion being paid to Seller at the Closing. If the closing occurs on or after July 1, 1996, state and local ad valorem taxes for the current tax year shall be prorated at the Closing effective as of the Closing Time, with Seller's pro rated portion being paid to Purchaser at the Closing. Purchaser shall be responsible for payment of the current year ad valorem tax bins. If the Closing shall occur before the tax rate is fixed for the current tax year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but any difference in estimated and actual taxes paid for the current tax year shall be adjusted between the parties upon receipt by Seller of written evidence of Purchaser's payment thereof. Any supplemental property taxes or assessments which arise out of a revaluation of an Asset which revaluation would not have occurred except for the change in ownership of the Asset shall be borne by Purchaser.

         SECTION 5.9 TRANSFER OF FDDI ADAPTER PRODUCTS BUSINESS GOODWILL TO PURCHASER. Seller will endeavor to achieve a smooth transition in connection with the transfer to Purchaser of Seller's business related to the FDDI Adapter Products. Accordingly, Seller agrees to:

    (i) for a period of twelve (12) months after the Closing Date, publicize Purchaser's acquisition of Seller's FDDI Adapter Products business on a Seller Web page in a place and manner to be determined by Seller in its sole discretion, (after having previously provided a copy for review to Purchaser) and, to the extent consistent with Seller's current Web page policy, include a hot link to Purchaser's Web page in Seller's Web Page;

    (ii) provide Purchaser information, current as of the Closing Date, pertaining to FDDI Adapter Products purchased from Seller during Seller's 1995 and 1996 fiscal years, including (a) customer names, shipping addresses, billing addresses, model numbers and unit quantity of such FDDI Adapter Products, (b) unit quantity and revenue sales information for such FDDI Adapter Products, generated on a fiscal quarter basis, and (c) the summary gross margin for each such FDDI Adapter Product; and

    (iii) provide Purchaser, at or before the Closing, with the FDDI Documentation (as defined below) and the FDDI Software (as defined below); and

    (iv) provide its reasonable assistance, as mutually agreed on a case by case basis, in introducing Purchaser as a supplier of the FDDI Adapter Products to key customers.

    For purposes of this Agreement, "FDDI Documentation" shall mean (i) the hardware designs and design information, (ii) software designs and design information, including source code and a list of software tools, (iii) manufacturing information, including bills of materials, assembly drawings, Gerber files for printed circuit boards and manufacturing test software designs,
(iv) product manuals, (v) release notes and (vi) a list of outstanding bugs for the FDDI Adapter Products; "FDDI Software" shall mean the software and firmware contained in the FDDI Adapter Products including FDDI Software Upgrades but excluding The Cisco Technology, "FDDI Software Upgrade" shall mean any upgrade, enhancement, update, new version of or bug fix for the FDDI Software; and "Cisco Technology" shall have the meaning set forth on Schedule 1.2 hereof


    SECTION 5.10 TRAINING AND CONSULTATION BY SELLER. Seller shall provide Purchaser with training and technical consultation as set forth below.

    (i) TRAINING. Seller shall provide Purchaser two (2) person-days of on-site technical training to Purchaser's engineering personnel pertaining to the design and manufacture of the FDDI Adapter Products. Such technical training will be provided promptly upon request at Purchaser's facilities at no cost to Purchaser. In addition, Seller shall provide, at no cost to Purchaser, one (1) person-day of training to Purchaser's support personnel pertaining to the support, repair and maintenance of the FDDI Adapter Products at a time and location to be mutually agreed.

    (ii) TECHNICAL CONSULTATION. Seller shall provide Purchaser, without charge, forty (40) person-hours of technical consultation comprising telephone, voicemail, electronic mail and laboratory assistance during normal business hours. Seller agrees to use commercially reasonable efforts to provide Purchaser, for a period of ninety (90) days following the end of the Transition Period and thereafter subject to availability of Seller's resources, additional technical consultation required by Purchaser at a rate of $200 per hour. For purposes of this Agreement "Transition Period" means the period from the Time of Closing through July 28, 1996.

                                      ARTICLE VI
                                       CLOSING

     SECTION 6.1 TIME OF CLOSING. The transactions contemplated by this Agreement shall be completed on the first Business day on which the last of the conditions contained in Article VII hereof is fulfilled or waived (the "Time of Closing"), with the expectation that the Closing shall occur on June 10, 1996 at 12:00 P.M., P.D.T., unless otherwise agreed to by Purchaser and Seller. The Closing shall take place at the offices of Brobeck, Phleger & Harrison, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA, or at such other place or date as may be agreed to by Purchaser and Seller. The "Closing" shall mean the deliveries to be made by the parties hereto at the Time of Closing in accordance with this Agreement.

    SECTION 6.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

    (a) A good and sufficient Bill of Sale and an Assignment and Assumption of Liabilities Agreement for the Assets in the form mutually agreed to by Purchaser and Seller, selling, delivering, transferring, and assigning to Purchaser title to all of Seller's right, tide, and interest to the Assets, free and clear of all mortgages, pledges, liens, encumbrances, security interests, equities, charges, and restrictions of any nature whatsoever except as otherwise provided herein and except with respect to delivery of inventory as set forth on Schedule 1.1(b) hereto, which delivery shall be made in accordance with Schedule 1.1(b).

    (b) An affidavit of Seller, substantially in the form mutually agreed to by Purchaser and Seller, stating, under penalty of perjury, Seller's United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

    (c) Good and sufficient assumptions and assignments of the Proprietary Rights and Contracts, which shall be in form and substance reasonably satisfactory to Purchaser and shall include the written consents of all parties necessary in order to transfer all of Seller's rights thereunder to Purchaser.

    (d) An Officers' Certificate executed by an executive officer of Seller certifying that the conditions specified in subsections (a)-(d) of Section 7.1 have been satisfied.

    SECTION 6.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

    (a)  The payment of that portion of the Purchase Price set forth in
Section 3.2(a)(i) hereof, together with applicable taxes arising from the transaction which Purchaser is required to pay pursuant to Section 8.4 hereof;

    (b) A good and sufficient Bill of Sale and an Assignment and Assumption of Liabilities Agreement in the form mutually agreed to by Purchaser and Seller, covering those liabilities of Seller assumed by Purchaser pursuant to
Section 2.1 hereof;

    (c) An Officer's Certificate executed by an executive officer of Purchaser certifying that the conditions specified in subsections (a) - (c) of Section 7.2 have been satisfied; and

    SECTION 6.4 FURTHER ASSURANCES. At or after the Time of Closing, each party shall prepare, execute, and deliver, such further instruments of conveyance, sale, assignment, or transfer, and shall take or cause to be taken such other or farther action, as any party shall reasonably request of any other party at any time or from time to time in order to perfect, confirm, or evidence in Purchaser title to all or any part of the Assets or to consummate, in any other manner, the terms and provisions of this Agreement.

                                      ARTICLE VII

                         CONDITIONS PRECEDENT TO OBLIGATIONS

    SECTION 7.1 CONDITIONS TO OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction as of or before the Time of Closing of the following conditions (unless waived in writing by Purchaser):

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in Section 4.1 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as if such representations and warranties were made as of such date and time.

    (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Seller shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.2 hereof.

    (c) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the financial condition, Business, Proprietary Rights or properties of Seller which materially adversely affects the Assets or the conduct of the Business as currently being conducted.

    (d) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

    (e) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered or to be delivered to Purchaser under this Agreement shall be reasonably satisfactory to Purchaser and its counsel in all respects.

    SECTION 7.2 CONDITIONS TO OBLIGATIONS OF SELLER. Each and every obligation of Seller to be performed at the Time of Closing shall be subject to the satisfaction as of or before such time of the following conditions (unless waived in writing by Seller):

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Section 4.2 of this Agreement shall have been true and correct when made and shall be true and correct at and as of the Time of Closing as ff such representations and warranties were made as of such date and time.

    (b) PERFORMANCE OF AGREEMENT. All covenants, conditions, and other obligations under this Agreement which are to be performed or complied with by Purchaser shall have been fully performed and complied with at or prior to the Time of Closing, including the delivery of the instruments and documents in accordance with Section 6.3 hereof

    (c) ABSENCE OF GOVERNMENTAL OR OTHER OBJECTION. There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state, or local government or by any third party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Time of Closing.

    (d) APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions, and other documents delivered or to be delivered to Seller under this Agreement shall be reasonably satisfactory to Seller and its counsel in all respects.

    (e) PURCHASE PRICE. Purchaser shall have delivered to Seller that portion of the Purchase Price set forth in Section 3.2(a)(i) hereof.

                                   ARTICLE VIII

                              MISCELLANEOUS PROVISIONS

    SECTION 8.1 Notice. All notices and other communications required or permitted under this Agreement shall be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they designate by notice to all other parties in accordance with this Section
8.1. Any party delivering notice to Purchaser shall deliver a copy to Gardere & Wynne, 3000 Thanksgiving Tower, Dallas, Texas 75201, Attn: David H. Segrest, Esq., and any party delivering notice to Seller shall deliver a copy to:
Brobeck, Phleger & Harrison LLP, Two Embarcadero Place, 2200 Geng Road, Palo Alto, CA 94303, Attn: Edward M. Leonard, Esq. All notices and communications shall be deemed to have been received unless otherwise set forth herein: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of telex or facsimile transmission, on the date on which the sender receives confirmation by telex or facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second Business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified or registered mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

    SECTION 8.2 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto, the documents referred to herein and the documents executed contemporaneously hereto at the Time of Closing, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to such subject matter.

    SECTION 8.3 BINDING EFFECT, ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Purchaser and its successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party, except that (i) either party may assign this Agreement without the other party's consent to a parent corporation or a wholly-owned subsidiary of the assigning party, (ii) either party may assign this Agreement without the other party's consent beginning one year from the Time of Closing provided the maximum of all payments payable as set forth in
Section 3.2(b) hereof ($1,500,000) have been made prior to any proposed assignment or (iii) either party may assign this Agreement without the other party's consent at any time after the expiration of three years from the Time of Closing.

     SECTION 8.4 EXPENSES OF TRANSACTION: TAXES.  Except as set forth in
Section 8.12, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby. Purchaser shall pay all applicable sales, use, excise, transfer, documentary and any other similar taxes arising out of the purchase and sale of the Assets.

     SECTION 8.5 WAIVER -- CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded, or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     SECTION 8.6 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 8.7 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     SECTION 8.8 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

    SECTION 8.9 ATTORNEYS' FEES. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

    SECTION 8.10 COOPERATION AND RECORDS RETENTION.  Seller and Purchaser shall
(i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller and Purchaser shall use reasonable efforts to retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Time of Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Seller shall keep the original copies of the records at its facilities in California and elsewhere, if applicable, and, at Purchaser's expense, shall provide copies of the Records to Purchaser upon Purchaser's request.

    SECTION 8.11 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time, but not later than the Time of Closing:

    (a) By mutual consent of the respective Boards of Directors of Purchaser and Seller; or

    (b) By the Board of Directors of Purchaser (i) if, on or after June 28, 1996, any of the conditions provided for in Section 7.1 of this Agreement shall not have been met or shall not have been waived in writing by Purchaser prior to such date or (ii) the Board of Directors of Purchaser determines in the exercise of its reasonable judgment that the pendency of any lawsuit or the institution or threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent restrain, change or obtain damages in respect of such transactions, makes it inadvisable to consummate the transactions contemplated hereby, notwithstanding that such lawsuit, action, investigation or inquiry may be deemed to be without merit; or

    (c) By the Board of Directors of Seller if, on or after June 28, 1996, any of the conditions provided for in Section 7.2 of this Agreement shall not have been met or shall not have been waived in writing by the Seller prior to such date.

    (d) In the event of termination and abandonment by the Board of Directors of Purchaser or by the Board of Directors of Seller, or both, pursuant to
Section 8.11 hereof, written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by Purchaser or Seller. If this Agreement is terminated as provided herein:

         (i) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (ii) All parties hereto shall bear their own costs associated with this Agreement and all transactions described herein and the parties hereto shall have no further obligation or liability to the other parties except as stated in this Section 8.11.


    SECTION 8.12 MEDIATION. Prior to commencing any lawsuit arising from a party's material breach or termination of this Agreement due to the other party's material breach, the parties shall submit the dispute to a corporate officer of each party, having actual authority to act on behalf of and bind such party under this Agreement, for resolution. If the parties are unable to resolve the dispute within ten (10) days thereafter, the parties shall then attempt in good faith to resolve it by mediation in accordance with the rules of the Judicial Arbitration and Mediation Service ("JAMS"). If mediation is unsuccessful within a reasonable time after commencement of proceedings, but not less than thirty (30) days thereafter, the mediator shall so certify and the parties shall be entitled to seek whatever remedies may be available in law or equity. Notwithstanding the foregoing, either party may seek equitable or similar relief from a court in connection with any dispute within the scope of this Section 8.12 (Mediation).









19.

IN WNNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                      INTERPHASE CORPORATION


                                      By: \x\ R. Stephen Polley

                                      Name:  R. Stephen Polley
                                      Title: Chairman, CEO and President

                                      Address:  13800 Senlac, Dallas TX 75234

                                      CISCO SYSTEMS, INC.
                                       a California corporation



                                      By: \x\ Larry R. Carter
                                      Name:  Larry R. Carter

                                      Title:  VP & CFO

                            Address:  170 W. Tasman San Jose, CA 95134






20.

                     TECHNOLOGY LICENSE AND GRANT-BACK AGREEMENT

    This Technology License and Grant-Back Agreement ("Agreement") is made and entered into as of June 3, 1996 by and between Cisco Systems, Inc., a California corporation, having principal offices at 170 West Tasman Drive, San Jose, California 95134-1706 ("Cisco") and Interphase Corporation, a Texas corporation, having principal offices at 13800 Senlac, Dallas, Texas 75234-8823 ("Interphase").

                                       RECITALS

    WHEREAS, Cisco is a supplier of FDDI EISA and Sbus adapter products and Interphase desires to expand its FDDI EISA and Sbus adapter product offering;

    WHEREAS, Interphase requires licenses to certain Cisco technology to develop, manufacture and sell FDDI EISA and Sbus adapter products and Cisco desires to grant such rights to Interphase; and

    WHEREAS, Cisco and Interphase intend to together support the FDDI EISA and Sbus adapter products through ongoing product support services and interoperability testing of new FDDI adapter products.

    NOW, THEREFORE, the parties agree as follows:

                                      AGREEMENT

    1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         1.1  "Cisco ASICS" shall mean the Cisco proprietary BIGA and MEGA
ASICS.

         1.2 "Cisco Patent" shall mean United States Patent No. 5,280,500 (issued January 18, 1994) (titled "Method and Apparatus for Multilevel Encoding for a Local Area Network"), the underlying invention, any and all Letters Patent whether U.S. or foreign that are or may be granted from improvements of the underlying invention and all reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, substitutions and renewals thereof or equivalents thereof

         1.3 "Cisco Technology' shall mean the Cisco ASICS, designs of the Cisco ASICS, software that drives the Cisco ASICs and all patent rights, copyright rights, trade secret rights and all other intellectual property and proprietary rights throughout the world relating to all of the foregoing.

         1.4  "Effective Date" shall mean June 10, 1996.

         1.5 "FDDI Adapter Products" shall mean the products set forth in Attachment A (FDDI Adapter Products) hereto and improvements, modifications and derivative works thereof produced by Interphase solely for use in Sbus and EISA applications.

         1.6 "FDDI Documentation" shall mean (i) the hardware designs and design information, (ii) software designs and design information, including source code and a list of software tools, (iii) manufacturing information, including bills of materials, assembly drawings, Gerber files for printed circuit boards and manufacturing test software designs, (iv) product manuals,
(v) release notes and (vi) a list of outstanding bugs for the FDDI Adapter Products.

         1.7 "FDDI Software" shall mean the software and firmware contained in the FDDI Adapter Products, including FDDI Software Upgrades, but excluding the Cisco Technology.

         1.8 "FDDI Software Upgrade" shall mean any upgrade, enhancement, update, new version of or bug fix for the FDDI Software.

         1.9 "FDDI Technology" shall mean the FDDI Adapter Products (including the FDDI Software) and the FDDI Documentation, but excluding the Cisco Technology.

         1.10 "Interphase Technology" shall mean all patent rights, copyright rights, trade secret rights, mask work rights and other intellectual property and proprietary rights throughout the world in the FDDI Technology, but excluding the Cisco Technology.

         1.11 "Restricted Products" shall mean products which are identical to, or have substantially the same functionality as, the FDDI Adapter Products (as such FDDI Adapter Products exist on the Effective Date) intended for use in host end-station environments including, without limitation, server and/or client station environments. Restricted Products do not include products intended for use in non-host end-station environments including, without limitation, routers, switches and hubs.

         1.12 "Transition Period" shall mean the period commencing on the Effective Date and ending on July 28, 1996.

2.  LICENSE GRANTS.

         2.1 LICENSE BY CISCO' Subject to all the terms and conditions of this Agreement including, without limitation, the restriction on Cisco's design, manufacture and sale of the Restricted Products set forth in Section 2.1.4 below, Cisco grants to Interphase a non-exclusive, non-transferable (except as permitted in Section 21 (Assignment)), non-sublicensable, royalty-free, worldwide license:

               (i) under the Cisco Patent to make, have made, use, sell, offer for sale and import the FDDI Adapter Products;

               (ii) under the Cisco Technology (as such Cisco Technology exists as of the Effective Date) and any improvements, modifications and derivative works of the Cisco Technology made by or for Interphase to (a) use, reproduce (except the Cisco ASICS), modify, create and have created derivative works of the Cisco Technology (in source code and object code forms), (b) distribute such Cisco Technology and improvements, modifications and derivative works thereof created by or for Interphase (in object code only, but excluding the designs of the Cisco ASICS), but only as all of the foregoing in this Section 2.1(ii)(b) are incorporated in the FDDI Adapter Products and (c) distribute to customers the software that drives the Cisco ASICs (in source code and object code) solely for the purposes of customizing the FDDI Software drivers for use in a customer's environment and providing maintenance and support of the FDDI Software drivers; and

               (iii) sublicense the distribution rights granted in subparagraph (ii)(b) above to third parties. Interphase may use sub-distributors, original equipment manufacturers, value-added resellers and other resellers (collectively, "Resellers"), provided any such Reseller shall be bound in writing to all the restrictions of this Agreement.

               2.1.1 No distribution of the FDDI Adapter Products containing Cisco Technology or any improvement, modification or derivative work thereof made by or for Interphase shall be made except pursuant to a written end-user license agreement that is at least as protective of Cisco and its rights as the end-user agreement typically used by Interphase in connection with the distribution of substantially similar products. Further, distribution of the source code (or any portion thereof) for the software that drives the Cisco ASICs shall be made pursuant to Interphase's standard source code distribution policy.

               2.1.2 The license granted above in this Section 2.1 (License by Cisco) is non-exclusive. Except as otherwise provided herein, (including, but not limited to, Section 2.1.4 below) Cisco is not limited in any manner from exploiting the Cisco Patent or the Cisco Technology including, but not limited to, marketing, distribution or licensing activities by Cisco or its dealers, distributors, licensees or agents.

               2.1.3 Interphase shall have sole responsibility for obtaining any and all third party rights (including, without limitation, third party intellectual property rights licensed under the agreements listed in Schedule I (Excluded Third Party Intellectual Property Rights)) and for the payment of fees, royalties or other amounts and for all liabilities arising from the exercise by Interphase of the rights granted under this Section 2.1 (License by Cisco).

               2.1.4 Until the earlier of (a) three (3) years after the conclusion of the Transition Period or (b) termination of this Agreement by Cisco pursuant to Section 18.2 (Termination), Cisco shall not design, manufacture, have manufactured or sell the Restricted Products to any third party for any purpose other than in connection with support and maintenance of the FDDI Adapter Products or directly assist or authorize any third party to do any of the foregoing; provided, however, Cisco shall have the right to promote, market, sell and distribute the FDDI Adapter Products during the Transition Period. Interphase acknowledges and agrees that Cisco's acquisition, while the restrictions under this Section 2.1.4 are in effect, of more than fifty percent (50%) of the outstanding voting interests or substantially all of the assets of any entity having operations related to FDDI adapter products, where such operations do not comprise such entity's primary business, shall be permitted hereunder; provided, Cisco will use its reasonable efforts to divest its ownership or control of such FDDI adapter products operations of the acquired entity within fifteen (15) months of such acquisition. If the FDDI adapter products operations acquired by Cisco are not divested within such fifteen (15) month period, then Cisco shall (i) negotiate in good faith the terms of the sale of such FDDI adapter products operations to Interphase or (ii) completely terminate or discontinue such FDDI adapter products operations.

         2.2 LiCENSE BY INTERPHASE. Subject to all the terms and conditions of this Agreement (including, without limitation, Section 2.1.4 above), Interphase grants to Cisco a non-exclusive, royalty-free, sublicensable worldwide license under the Interphase Technology (as such Interphase Technology exists as of the Effective Date) and any improvements, modifications and derivative works of the Interphase Technology made by or for Cisco to use, reproduce, modify, create derivative works of, make, have made, distribute, sell, offer for sale and import the FDDI Technology.

3. FDDI ADAPTER PRODUCT LABELING. No right or license with respect to any trademark, service mark, logo, tradename or other designation of Cisco is granted to Interphase under this Agreement. Until December 31, 1996, Interphase shall be entitled to resell FDDI Adapter Products purchased from Cisco and its suppliers bearing original unaltered Cisco notices and labels designating Cisco as the source of such FDDI Adapter Products; provided, however, Interphase shall use its diligent efforts during this period to remove all Cisco marks, notices, labels or other designations of Cisco and to implement the use of labels including, without limitation, packaging stickers, notices or other means of designating Interphase as the source of the FDDI Adapter Products. After December 31) 1996, neither party shall sell any FDDI Adapter Products bearing the other party's name, marks, notices, labels or any other designations without the prior written consent of the other party, which consent shall not be unreasonably withheld, except to the minimum extent necessary to comply with the requirements of any government contract with the United States or any agency thereof. Notwithstanding the foregoing, Interphase shall have no obligation under this Section 3 (FDDI Adapter Product Labeling) to remove Cisco marks or other designations from the Cisco ASICS.

    4. PURCHASE OF CISCO ASICS. Cisco agrees to provide Interphase with a Letter of Authorization to purchase the Cisco ASICs from Cisco's manufacturer of the Cisco ASICs only for use with the FDDI Adapter Products. Interphase shall have sole responsibility for negotiating the terms and conditions of its purchases of the Cisco ASICs and for all liabilities including, without limitation, payment arising from such purchases.

    5. PURCHASE OF FDDI ADAPTER PRODUCTS BY CISCO. Interphase agrees to sell to Cisco the FDDI Adapter Products which Cisco may order from Interphase in connection with Cisco's resale and support of the FDDI Adapter Products during the Transition Period and Cisco's warranty and support obligations following the Transition Period. Such sale to Cisco of the FDDI Adapter Products shall be pursuant to the terms and conditions of purchase of the FDDI Adapter Products set forth in Attachment B (Terms and Conditions for Cisco's Purchase of the FDDI Adapter Products) hereto. FDDI Adapter Products shall be manufactured by Interphase according to the functional, technical and other specifications for each FDDI Adapter Product set forth in the Cisco Product Catalog as of the Effective Date or as may be modified from time to time with written notice to Cisco thirty (30) days prior to implementation of a specification modification.

         5.1 FDDI ADAPTER PRODUCT CONTACTS. Ed Nelson from Cisco and Rick Donihoo from Interphase will be the initial contact persons ("FDDI Adapter Product Contact") for the FDDI Adapter Products. The FDDI Adapter Product Contacts will act as liaisons between the parties to exchange information regarding new and changed FDDI Adapter Products and FDDI Software Upgrades and shall provide the parties from time to time with the names and telephone numbers of additional specific contact persons when such direct contact is preferable and appropriate. In the event that either party appoints a new FDDI Adapter Product Contact, such party will promptly notify the other in writing. Neither party's FDDI Adapter Product Contact is authorized to amend, alter or extend this Agreement in any manner or waive any obligation or breach hereunder.

6.   INTERPHASE SUPPORT OBLIGATIONS.

          6.1 FDDI ADAPTER PRODUCTS SOLD BY INTERPHASE OR CISCO. Interphase shall use its commercially best efforts to provide (i) first, second and third level support to customers, who request support, of the FDDI Adapter Products in a manner comparable to or better than the support standards established by Cisco as described in Attachment C (Cisco Support Standards) hereto and at Interphase's published rates then in effect, and (ii) second and third level support to Cisco in a manner as described in Attachment D (Support Terms and Conditions). For three (3) years commencing after the Transition Period, Interphase shall conduct a customer satisfaction survey on an annual basis to determine the level of customer satisfaction in connection with support of the FDDI Adapter Products by Interphase under (i) of this
Section 6.1 (FDDI Adapter Products Sold by Interphase or Cisco) and shall promptly provide Cisco the complete and accurate results of each such survey.

          6.2 FAILURE TO PROVIDE SATISFACTORY SUPPORT. Subject to the cure provisions of Section 18.2(d) (Termination) below, failure by Interphase to provide satisfactory customer support for the FDDI Adapter Products or satisfactory support to Cisco pursuant to Section 6.1 (FDDI Adapter Products Sold by Interphase or Cisco) shall be deemed a material breach of this Agreement; provided, however, that prior to Cisco's termination of the Agreement, Cisco and Interphase shall work together in good faith to develop a written plan for Interphase to correct such failure and to provide satisfactory support going forward. In the event of a dispute as to whether a failure to provide satisfactory support has occurred or failure to agree upon a plan to correct such a failure, Cisco and Interphase shall resolve the dispute by mediation pursuant to Section 19 (Mediation) below. If such mediation is unsuccessful within a reasonable time after commencement of proceedings, but not less than thirty (30) days thereafter, Cisco may elect to immediately terminate this Agreement and the parties shall be entitled to seek whatever remedies may be available in law or equity.

               6.2.1 Notwithstanding the provisions of Section 6.2 (Failure to Provide Satisfactory Support) above and Section 18.2(d) (Termination) below, if Cisco and Interphase jointly agree on a written plan for Interphase to correct a failure to provide satisfactory support and to provide satisfactory support going forward, the material breach shall be considered cured and Cisco shall not have the right to terminate this Agreement on the basis of such material breach so long as Interphase is diligently performing in accordance with such plan.

               6.3 DISCONTINUED FDDI ADAPTER PRODUCTS. Subject to the obligations set forth in Section 9.2 (Interphase's Obligations) below, Interphase shall have the right, in its sole discretion, to discontinue any FDDI Adapter Product; provided, however, that Interphase shall continue to provide support for any discontinued FDDI Adapter Product for a period of five (5) years after the date of such discontinuance.

    7. SUPPORT OF FDDI ADAPTER PRODUCTS BY CISCO. Interphase acknowledges and agrees that Cisco shall be entitled to provide support services to customers of the FDDI Adapter Products (whether sold by or on behalf of Interphase or Cisco) and FDDI adapters for the PCI interface manufactured and sold by or on behalf of Interphase. In addition, Cisco may, upon mutual agreement of Cisco and Interphase, provide support services to customers of other products manufactured and sold by or on behalf of Interphase. Cisco shall have the right to market, promote and provide such support services including, without limitation, services under Cisco's "SMARTnet" program (and related and successor programs) to customers of the FDDI Adapter Products, FDDI adapters for the PCI interface and, subject to the mutual agreement of Interphase and Cisco, other products manufactured and sold by or on behalf of Interphase.

    8.   INTERPHASE WARRANTY OBLIGATIONS.

         8.1 FDDI ADAPTER PRODUCTS SOLD BY CISCO. Following the end of the Transition Period, Interphase shall (at a customer's request and, except as otherwise provided below, at no cost to the customer) replace and deliver to the customer the replacement of any defective FDDI Adapter Product sold by or on behalf of Cisco before or during the Transition Period, in accordance with Cisco's standard warranty set forth in Attachment H (Cisco Standard Warranty). Interphase shall pay all costs of shipping and insurance and assume the risk of loss during shipping of replacement FDDI Adapter Products, except such shipping and insurance costs associated with (i) the return to Interphase of defective FDDI Adapter Products and (ii) delivery to a customer of replacement FDDI Adapter Products where a shipment of FDDI Adapter Products returned to Interphase as defective contained a high proportion of properly functioning FDDI Adapter Products. Cisco shall pay Interphase for replacement FDDI Adapter Products pursuant to this Section 8.1 (FDDI Adapter Products Sold by Cisco) at the unit prices set forth in Attachment A (FDDI Adapter Products) hereto, reasonable shipping and insurance costs of such replacement FDDI Adapter Products and customs duties, if any, incurred by Interphase from the return of defective FDDI Adapter Products; unless, however, under Interphase policy or practice, payment for such FDDI Adapter Products, shipping and insurance costs and duties are to be made by the customer.

Notwithstanding the foregoing, Cisco shall be entitled to provide support services in accordance with Section 7 (Support of FDDI Adapter Products by Cisco) above.

         8.2 FDDI ADAPTER PRODUCTS SOLD by INTERPHASE. During the Transition Period and for a period of three (3) years following the end of the Transition Period, Interphase shall warrant to end-users (including Cisco) of the FDDI Adapter Products sold by or on behalf of Interphase that, for a period of not less than ninety (90) days from the date of shipment by or on behalf of Interphase or Interphase's standard warranty period, whichever is longer (the "Warranty Period"), the FDDI Adapter Products will be free from defects in materials, workmanship and will perform in accordance with the applicable specifications and related documentation.

               8.2.1 The terms of such warranty shall be no less favorable than the terms of Cisco's standard warranty, attached hereto as Attachment H (Cisco Standard Warranty), for the FDDI Adapter Products manufactured by Cisco. During the Warranty Period, Interphase shall provide customers with replacement FDDI Adapter Products in advance of the return of defective FDDI Adapter Products which are covered by the warranty. During the initial ninety (90) days of the Warranty Period, Interphase shall use commercially reasonable efforts to ship replacement FDDI Adapter Products within one (1) business day of receipt by Interphase of notice from the customer of the defective FDDI Adapter Product and Interphase shall pay all costs of shipping and insurance and assume the risk of loss during shipping of the replacement FDDI Adapter Product covered under the warranty to such customers.

               8.2.2 After expiration of the Warranty Period, Interphase shall continue to provide repair for the FDDI Adapter Products and components and Interphase shall perform a test analysis on all such FDDI Adapter Products returned to Interphase for repair. The fee charged to Cisco for the test analysis, if no trouble found, will be fifty dollars ($50.00) per unit of such FDDI Adapter Products. If a FDDI Adapter Product tested by Interphase requires repair, prices and charges to Cisco for repair of such FDDI Adapter Product and components thereof will be two hundred fifty dollars ($250.00) per FDDI Adapter Product, inclusive of Interphase's test analysis fee. Such prices and charges shall be effective for a period of two (2) years following the Effective Date. Thereafter, repair shall be provided by Interphase to Cisco on commercially reasonable terms and at prices and charges that are not higher than those provided by Interphase to third parties. Interphase will warrant repair of the FDDI Adapter Products for a period of thirty (30) days from the date of repair or Interphase's standard warranty period for repairs, whichever is longer.

    9.   MARKETING OF FDDI ADAPTER PRODUCTS BY INTERPHASE.

         9.1 Cisco's OBLIGATIONS. For a period of three (3) years following the end of the Transition Period, Cisco will use its reasonable efforts to refer all sales inquiries for the FDDI Adapter Products to Interphase in accordance with the procedure described in Attachment F (Sales Referral Procedure) hereto;

         9.2  INTERPHASE'S OBLIGATION.  Interphase shall:

              (i) use its best efforts to successfully market and distribute the FDDI Adapter Products and, for A period of two (2) years following the end of the Transition Period, continue to offer for sale the FDDI Adapter Products under the same model numbers and without change, except for modifications, enhancements and bug fixes necessary for Interphase to comply with this subparagraph (i);

              (ii) comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof-,

              (iii) offer to sell Cisco the FDDI Adapter Products on reasonable commercial terms and keep Cisco informed of new FDDI Adapter Products manufactured and sold by or on behalf of Interphase; and

              (iv) use its commercially best efforts to perform any maintenance and support including, but not limited to, modifications, enhancements and bug fixes of the FDDI Adapter Products necessary for Interphase to successfully market and distribute such FDDI Adapter Products.

    10. INTEROPERABILITY TESTING BY INTERPHASE. On an ongoing basis, both parties agree to make a good faith effort to cooperate in interoperability testing to be conducted by Interphase in accordance with this Section 10 (Interoperability Testing by Interphase). Interphase shall perform interoperability tests of the FDDI Adapter Products and other Cisco FDDI router, switch and concentrator products and promptly provide Cisco with the test results in accordance with the guidelines ("Interoperability Testing Guidelines") set forth in Attachment G (Interoperability Testing Guidelines). The general interoperability test guidelines specifying the types of tests and the form on which to report test results are set forth in the Interoperability Testing Guidelines. The interoperability test results and other information contained in the Interoperability Testing Guidelines will be used to verify interoperability of the FDDI Adapter Products and for no other purpose. Test results will not be used as benchmarks or to report product shortcomings or to illustrate competitive advantages or disadvantages of products from different parties.

         10.1 TEST PRODUCTS. Cisco agrees to provide to Interphase, as a bailee, such Cisco router, switch and concentrator products with FDDI interfaces, as determined by Cisco in its sole discretion, to perform the interoperability testing in accordance with the Interoperability Testing Guidelines. All products including, without limitation, designs and materials, furnished by Cisco to Interphase under this Section 10.1 (Test Products) ("Bailed Property") shall: (i) be clearly marked or tagged as Cisco's property; (ii) be and remain personal property and not become a fixture to real property; (iii) be subject to inspection by Cisco at any time; (iv) be used only for interoperability testing among the FDDI Adapter Products; (v) be kept free of liens and encumbrances; (vi) be kept separate from other materials, tools, or property of or held by Interphase; (vii) not be modified in any manner by Interphase; and (viii) shall be stored in a safe place and environment. In the event Interphase uses the Bailed Property for any purpose other than to conduct interoperability testing as specified herein without Cisco's prior written consent, Interphase agrees to purchase such Bailed Property at Cisco's list price for such Bailed Property.

         Cisco shall retain all rights, title and interest in the Bailed Property, and Interphase agrees to treat and maintain the Bailed Property with at least the same degree of care as Interphase uses with respect to its own valuable equipment. Interphase shall bear all risk of loss or damage to the Bailed Property until it is returned to Cisco. Upon Cisco's request, Interphase shall promptly return and deliver all Bailed Property to Cisco in good condition, normal wear and tear excepted, without cost to Cisco (exclusive of freight costs); Cisco shall determine the manner and procedure for returning the Bailed Property and shall pay the corresponding freight costs. Interphase waives any legal or equitable right it may have to withhold the Bailed Property and Interphase agrees to execute all documents or instruments evidencing Cisco's ownership of the Bailed Property as Cisco may from time to time request.

    11.  OWNERSHIP.

         11.1 CISCO. As between the parties, except as expressly and unambiguously licensed herein, Cisco retains ownership of and shall own all rights, title and interest (including all proprietary and intellectual property rights throughout the world) in and to the Cisco Patent, the Cisco Technology, all copies, improvements, modifications and derivative works (by whomever produced) thereof.

               11.1.1 ASSIGNMENT. Interphase agrees to assign and does hereby assign to Cisco any and all rights, title and interest Interphase may acquire in and to improvements, modifications or derivative works of the Cisco Technology, subject to the restriction on Cisco's design, manufacture and sale of the Restricted Products set forth in Section 2.1.4 above.
Interphase will execute any and all documents necessary to give effect to and perfect such assignment. In the event that Cisco is unable for any reason whatsoever to secure Interphase's signature to any such document, Interphase hereby irrevocably designates and appoints Cisco and its duly authorized officers as its attorneys-in-fact with FULL power of substitution to act for and in behalf of and instead of Interphase to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Interphase. Interphase shall promptly provide Cisco with a copy of all such improvements, modifications or derivative works of the Cisco Technology, in source and object code forms, and all documentation related thereto.

         11.2 INTERPHASE. As between the parties, except as expressly and unambiguously licensed herein, Interphase retains ownership of and shall own all rights, title and interest (including all proprietary and intellectual property rights throughout the world) in and to the Interphase Technology, all copies, improvements, modifications and derivative works (by whomever produced) thereof.

               11.2.1 ASSIGNMENT. Cisco agrees to assign and does hereby assign to Interphase any and all rights, title and interest Cisco may acquire in and to improvements, modifications or derivative works of the Interphase Technology. Cisco will execute any and all documents necessary to give effect to and perfect such assignment. In the event that Interphase is unable for any reason whatsoever to secure Cisco's signature to any such document, Cisco hereby irrevocably designates and appoints Interphase and its duly authorized officers as its attorneys-in-fact with full power of substitution to act for and in behalf of and instead of Cisco to execute and file any such document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Cisco.
Cisco shall promptly provide Interphase with a copy of all such improvements, modifications or derivative works of the Interphase Technology, in source and object code forms, and all documentation related thereto.

    12. WARRANTY DISCLAIMER. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE CISCO PATENT, CISCO TECHNOLOGY, AND INTERPHASE TECHNOLOGY ARE LICENSED HEREUNDER "AS IS" WITHOUT WARRANTY OF ANY KIND. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER CISCO NOR INTERPHASE MAKES ANY WARRANTY TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE FOREGOING OR ANY LICENSES OR SERVICES AND EACH PARTY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. FURTHER, CISCO DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATION REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE CISCO PATENT, CISCO TECHNOLOGY OR RELATED DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE AND INTERPHASE DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE

RESULTS OF THE USE OF THE INTERPHASE TECHNOLOGY OR RELATED DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

    13. SUFFICIENCY OF ASSETS AND LICENSES. Except as set forth on Schedule I (Excluded Third Party Intellectual Property Rights) hereto and as provided in
Section 2.1.3 above, to Cisco's knowledge, the assets being sold pursuant to the Asset Purchase Agreement between Interphase and Cisco dated of even date herewith and the licenses being granted pursuant to this Agreement are all the intellectual property assets and rights both owned and required by Cisco prior to the date hereof to produce, market and distribute the FDDI Adapter Products. For purposes of this Agreement, any reference to "Cisco's knowledge" means Cisco's actual knowledge after reasonable inquiry of the former officer and director level employees of Crescendo Communications, Inc.
who are employed by Cisco as of the date hereof.   Notwithstanding anything
contrary in this Agreement, the sole remedy to Interphase for Cisco's breach of this Section 13 (Sufficiency of Assets and Licenses) shall be the right to require Cisco to deliver or license any such intellectual property asset(s)and/or right(s) both owned and required by Cisco prior to the date hereof to produce, market and distribute the FDDI Adapter Products. The representation in this Section 13 (Sufficiency of Assets and Licenses) will terminate one (1) year following the Effective Date and, therefore, any claim by Interphase for a breach of such representation must be brought prior to the expiration of such one (1) year period.

    14.  CONFIDENTIALITY.

         14.1 PROPRIETARY INFORMATION. Information of either party (the "Disclosing Party") including, without limitation, designs, layouts, mask works, design documentation, code, schematics, inventions, algorithms, know-how, trade secrets, ideas, improvements, works of authorship, derivative works, modifications, product development plans, forecasts, strategies, techniques, processes, software, contracts, customer lists and all other business, technical and financial information is the confidential property ("Proprietary Information") of the Disclosing Party.

         14.2 CONFIDENTIALITY OBLIGATION. Except as expressly allowed herein, each party (the "Receiving Party") will hold in confidence and not use or disclose for five (5) years following termination of this Agreement any Proprietary Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement and shall similarly bind its employees, agents, consultants and advisors in writing. The parties further agree that the terms of this Agreement are confidential and that neither party may disclose the terms of this Agreement to any third party without the prior written consent of the other party, provided that Interphase has the right to disclose the existence of this Agreement to its customers.

         14.3 EXCEPTIONS TO PROPRIETARY INFORMATION. Without granting any right or license, the Disclosing Party agrees that the obligations set forth in Section 14.2 (Confidentiality Obligation) above shall not apply to the extent that Proprietary Information includes information which the Receiving Party can document:

               (i) is or has become readily publicly available without restriction through no fault of the Receiving Party or its employees or agents; or

               (ii) is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information; or

               (iii) was rightfully in the possession of the Receiving Party without restriction prior to its disclosure by the other party; or

               (iv) was independently developed by employees or consultants of the Receiving Party.

         Notwithstanding the foregoing, the Cisco Technology and any and all improvements, modifications and derivative works of the Cisco Technology produced by or on behalf of Interphase shall be deemed Proprietary Information solely of Cisco and exceptions (iii) and (iv) above will not be applicable to such improvements, modifications and derivative works of the Cisco Technology. Notwithstanding the foregoing, the Interphase Technology and any and all improvements, modifications and derivative works of the Interphase Technology produced by or on behalf of Cisco shall be deemed Proprietary Information solely of Interphase and exceptions (iii) and (iv) above will not be applicable to such improvements, modifications and derivative works of the Interphase Technology.

    15. PRESS RELEASES; PUBLICITY. The parties agree to issue a joint press release relating to matters contained herein, subject to the approval of both parties, following execution of this Agreement. Each party shall obtain the other party's prior written consent, which will not be unreasonably withheld, prior to any disclosure of the existence or substance of the matters contained herein through press releases or other publicity (including, without limitation, marketing or promotional materials).

16. INFRINGEMENT.

    16.1 INDEMNITY FROM CISCO. Subject to Section 16.1.1 (Exclusions to Cisco's Indemnity) below, Cisco shall defend, indemnify and hold Interphase and its officers, directors, employees, agents and wholly-owned subsidiaries of Interphase harmless from all liability (including reasonable attorneys' fees and costs) resulting solely from any claim, suit or proceeding relating to the alleged or actual infringement of the Cisco Technology (as such Cisco Technology exists as of the Effective Date) or an FDDI Adapter Product (excluding any and all improvements, modifications and derivative works of such FDDI Adapter Product produced by or on behalf of Interphase) whose manufacture, use, sale, offer for sale or importation would infringe a claim of the Cisco Patent of any U.S. patent issued as of the Effective Date or U.S. copyright. Cisco's obligation under this Section 16.1 (Indemnity from Cisco) shall be conditioned upon Cisco being promptly notified of any and all threats, claims and proceedings related thereto, being given reasonable assistance IN connection therewith and having sole control over the defense and all negotiations for a settlement or compromise. Cisco will not be responsible for any settlement, charges, costs or fees it does not approve in writing.

    16.1.1 EXCLUSIONS TO CISCO'S INDEMNITY. Cisco shall have no liability or obligation to Interphase under Section 16.1 (Indemnity from Cisco) above if Interphase is in breach of any material obligation or provision of this Agreement or if any alleged patent or copyright infringement or claim thereof is based upon (i) any portion of the Cisco Technology made in accordance with Interphase's specifications, (ii) modifications or derivative works made by or on behalf of Interphase to the Cisco Technology, (iii) use of the Cisco Technology with other products, equipment, or software, if such infringement would have been avoided by use of the Cisco Technology alone, (iv) use of the Cisco Technology beyond the scope of the license granted in Section 2.1 (License by Cisco) above or (v) Interphase's continuing allegedly infringing activity after being notified by Cisco of modifications that would have avoided the infringement, provided that such modifications were made available to Interphase; Interphase will indemnify Cisco and its officers, directors, employees and agents from all damages, settlements, reasonable attorneys' fees and expenses related to a claim of infringement excluded from Cisco's indemnity obligation by this sentence. THE RIGHTS GRANTED TO INTERPHASE UNDER THIS SECTION 16 (INFRINGEMENT) ARE IN LIEU OF ANY WARRANTIES OF NONINFRINGEMENT, WHICH ARE HEREBY DISCLAIMED, AND SHALL BE INTERPHASE'S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT BY THE
CISCO TECHNOLOGY OF ANY PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT.

16.2 INDEMNITY FROM INTERPHASE. Subject to Section 16.2.1 (Exclusions to Interphase's Indemnity) below, Interphase shall defend, indemnify and hold Cisco and its officers, directors, employees, agents and wholly-owned subsidiaries of Cisco harmless from all liability (including reasonable attorneys' fees and costs) resulting solely from any claim, suit or proceeding relating to the alleged or actual infringement of any improvement, modification or derivative work of the Interphase Technology produced by or on behalf of Interphase of any U.S. patent issued as of the Effective Date or U.S. copyright, provided Interphase is promptly notified of any and all threats, claims and proceedings related thereto, given reasonable assistance in connection therewith and has sole control over the defense and all negotiations for a settlement or compromise. Interphase will not be responsible for any settlement, charges, costs or fees it does not approve in writing.

    16.2.1 EXCLUSIONS TO INTERPHASE'S INDEMNITY. Interphase shall have no liability or obligation to Cisco under Section 16.2 (Indemnity from Interphase) above if Cisco is in breach of any material obligation or provision of this Agreement or if any alleged patent or copyright infringement or claim thereof is based upon (i) any portion of the Interphase Technology made in accordance with Cisco's specifications, (ii) modifications or derivative works made by or on behalf of Cisco to the Interphase Technology, (iii) use of the Interphase Technology with other products, equipment, or software, if such infringement would have been avoided by use of the Interphase Technology alone, (iv) use of the Interphase Technology beyond the scope of the license granted in Section 2.2 (License by Interphase) above, or (v) Cisco's continuing allegedly infringing activity after being notified by Interphase of modifications that would have avoided the infringement, provided that such modifications were made available to Cisco; Cisco will indemnify Interphase and its officers, directors, employees and agents from all damages, settlements, reasonable attorneys' fees and expenses related to a claim of infringement excluded from Interphase's indemnity obligation by this sentence. THE RIGHTS GRANTED TO CISCO UNDER THIS SECTION 16 (INFRINGEMENT) ARE IN LIEU OF ANY WARRANTIES OF NONINFRINGEMENT, WHICH ARE HEREBY DISCLAIMED, AND SHALL BE CISCO'S SOLE AND EXCLUSIVE REMEDY FOR ANY ALLEGED INFRINGEMENT BY THE INTERPHASE TECHNOLOGY OF ANY PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHT.

    17.  LIMITATION OF LIABILITY.  EXCEPT AS EXPRESSLY PROVIDED BELOW IN THIS
SECTION 17 AND NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (1) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA,
(11) COST OF PROCUREMENT OF SUBSTITUTE

GOODS, TECHNOLOGY OR SERVICES (III) ANY MATTER BEYOND A PARTY'S REASONABLE CONTROL OR (IV) ANY AMOUNTS IN EXCESS OF FIVE HUNDRED THOUSAND DOLLARS ($500,000). THE LIMITATIONS IN THIS SECTION 17 (LIMITATION OF LIABILITY) SHALL NOT APPLY TO BREACHES OF SECTION 2.1.4 (CISCO LICENSE RESTRICTION) OR
14.2 (CONFIDENTIAL OBLIGATION) OR TO ACTIONS OF INTERPHASE BEYOND THE SCOPE OF THE LICENSE GRANTED IN SECTION 2.1 (LICENSE BY CISCO) OR ACTIONS BY CISCO BEYOND THE SCOPE OF THE LICENSE GRANTED IN SECTION 2.2 (LICENSE BY INTERPHASE).

    18.  TERM AND TERMINATION.

    18.1 Term. This Agreement commences on the Effective Date and shall remain in effect unless and until terminated as provided herein.

    18.2 TERMINATION. Upon the occurrence of any of the following events, this Agreement may be terminated for cause immediately by written notice:

    (a) By Interphase, if Cisco assigns or transfers its rights or obligations under this Agreement to a direct competitor of Interphase without Interphase's prior written consent;

    (b) By Cisco, if Interphase assigns or transfers its rights or obligations under this Agreement to a direct competitor of Cisco without Cisco's prior written consent including, without limitation, any transfer of all or substantially all of Interphase's stock, assets or business relating to the FDDI Adapter Products by sale, merger or otherwise;

    (c) By a party if the other ceases to do business, or otherwise terminates its business operations or by Cisco, if there is a change in control of Interphase which results in ownership by a competitor of Cisco of more than fifty percent (50%) of Interphase's assets, voting stock or business, unless such change of control is approved by Cisco in writing;

    (d) By a party if the other breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days (immediately in the case of a breach of Section 14 (Confidentiality) of written notice describing the breach; provided, however, that if within such thirty (30) day period the party in breach has commenced all reasonable activities to cure such breach (excluding a breach of Section 14 (Confidentiality) or actions of Interphase beyond the scope of the license granted in Section 2.1 (License by Cisco) or actions by Cisco beyond the scope of the license granted in Section
2.2 (License by Interphase)) and has continued diligently to cure such breach but such breach is not cured at the end of the thirty
(30) day period, the non-breaching party's right of termination shall not arise until the earlier of the date the breaching party abandons its diligent efforts to cure or ninety (90) days after notice of the breach was first given; or

    (e) By a party if the other becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the such party (and not dismissed within ninety (90) days).

    18.3  EFFECT OF TERMINATION.

    18.3.1  Upon termination of this Agreement by either party pursuant to
Section 18.2 (Termination) above:

    (a) All licenses granted by the terminating (nondefaulting) party hereunder shall immediately terminate, except as necessary to carry out the other party's warranty and support obligations hereunder; and

    (b) All licenses granted to the non-defaulting party hereunder shall continue without restriction; and

    (c) In the event of an uncured default condition by Interphase, Interphase shall sell to Cisco, upon Cisco's election to purchase, all or any part of Interphase's inventory of the FDDI Adapter Products under the terms and conditions set forth in Attachment B (Terms and Conditions of Cisco's Purchase of FDDI Adapter Products).

    (d) Should this Agreement be terminated for any reason, the rights of end-users to use the Cisco Technology or the Interphase Technology licensed prior to such termination shall not be affected.

    18.3.2 Upon termination of this Agreement, each party shall, within fifteen (15) days of the effective date of any termination of this Agreement, return to the other or destroy all full or partial copies, in whatever media, of all of the other party's Proprietary Information and any and all other materials in such party's possession which had been furnished to it by the other party pursuant to this Agreement.

    18.4 SURVIVAL. Except as provided in Section 18.3 (Effect of Termination) above, Sections 2.1 (License by Cisco), 2.2 (License by Interphase), 3 (FDDI Adapter Product Labeling), 6 (Interphase Support Obligations), 7 (Support of FDDI Adapter Products by Cisco), 8 (Interphase Warranty Obligations), 11 (Ownership),

12 (Warranty Disclaimer), 14 (Confidentiality), 16 (Infringement), 17 (Limitation of Liability), 18.3 (Effect of Termination), 18.4 (Survival),
18.5 (No Liability for Termination), 18.6 (No Effect on End-Users), 20 (Export Controls), 22 (Relationship of the Parties; No Agency), 23 (Injunctive Relief) and 24 (General) will survive termination of this Agreement. Section 13 (Sufficiency of Assets and Licenses), in any event, will terminate one (1) year following the Effective Date.

    18.5 NO LIABILITY FOR TERMINATION. Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of this Agreement whether or not such party is aware of any such damage, loss or expenses.

    18.6 NO EFFECT ON END-USERS. Upon an end-user acquiring an FDDI Adapter Product, the end-user shall be entitled to use any firmware or software contained in that FDDI Adapter Product pursuant to the relevant end-user documentation and end-user license agreement (if any). The rights of end-users are independent of this Agreement and will survive any termination of this Agreement for any reason whatsoever.

    19. MEDIATION. Prior to commencing any lawsuit arising from a party's material breach or termination of this Agreement due to the other party's material breach, the parties shall submit the dispute to a corporate officer of each party, having actual authority to act on behalf of and bind such party under this Agreement, for resolution. If the parties are unable to resolve the dispute within ten (10) days thereafter, the parties shall then attempt in good faith to resolve it by mediation in accordance with the rules of the Judicial Arbitration and Mediation Service ("JAMS"). If mediation is unsuccessful within a reasonable time after commencement of proceedings, but not less than thirty (30) days thereafter, the mediator shall so certify and the parties shall be entitled to seek whatever remedies may be available in law or equity. Notwithstanding the foregoing, either party may seek equitable or similar relief from a court in connection with any dispute within the scope of this Section 19 (Mediation).

    20. EXPORT CONTROLS. Each party agrees at its sole cost and expense to comply with all applicable export control laws, and restrictions and regulations, as they exist from time to time, including those of the United States Department of Commerce, and not to export or reexport any material provided to it under this Agreement, including the FDDI Adapter Products and any Proprietary Information of the other party, or any of the direct products of the foregoing, in violation of any such laws or regulations, or to Afghanistan, the People's Republic of China or any Group Q, S, Y or Z country (as specified in Supplement No. 1 to Section 770 of the U.S. Export


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

Administration Regulations, or any successor thereto) or otherwise except in compliance with and with all licenses and approvals required under applicable export laws and regulations.

    21. ASSIGNMENT. Interphase may not assign or transfer this Agreement or the rights and obligations hereunder by operation of law, merger, acquisition or otherwise without the prior written consent of Cisco, which consent will not be unreasonably withheld except as permitted under Section 18.2(b) above. Notwithstanding the foregoing, Interphase shall have the right to assign or transfer this Agreement to a parent corporation or wholly-owned subsidiary of Interphase.

    22. RELATIONSHIP OF THE PARTIES; NO AGENCY. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the parties. The parties' relationship will be that of independent contractors. Neither party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.

    23. INJUNCTIVE RELIEF. In the event of a breach of this Agreement, the non-breaching party shall, in addition to all other legal and equitable remedies, be entitled to seek an injunction against such breach.

    24.  GENERAL.

    24.1 GOVERNING- LAW. Any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the State of California and the United States of America without regard to the conflict of laws provisions thereof The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch, and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of this Agreement. The parties agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law.

    24.2 ATTORNEYS' FEES. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

    24.3 SEVERABILITY. If any provision of this Agreement is held to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

     24.4 ENTIRE AGREEMENT: AMENDMENT. This Agreement and all attachments hereto constitute the entire understanding of the parties with respect to the subject matter hereof and supersede all prior or contemporaneous communications, understandings and agreements with respect to the subject matter hereof, whether oral or written, and can only be modified or amended by a subsequent writing signed by both parties.

    24.5 HEADINGS. All headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

    24.6 NOTICES. All notices required under this Agreement shall be in writing and shall be deemed to be given when delivered by hand or dispatched (with reasonable evidence of receipt) by telex, telegraph or other means of electronic facsimile transmission, or twenty-four (24) hours after being dispatched by commercial overnight courier service with tracking capabilities with costs prepaid or five (5) days after deposit in the U.S. mails if mailed by certified or registered mail, postage pre-paid, return receipt requested, addressed to the party to whom the notice is intended to be given at the address specified in the opening paragraph or such other address as either party may designate by like notice.

    24.7 FORCE MAJEURE. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such party only for the duration of the force majeure event.

    24.8 WAIVER. The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. A waiver of any portion of this Agreement must be in writing and signed by both parties.

    24.9 ALLOCATION OF RISK. The sections on limitation of liability, indemnification, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

    24.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.


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

     24.11 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto, by their authorized representatives, have affixed their signatures as of the date first set forth above.

           CISCO SYSTEMS, INC.              INTERPHASE CORPORATION

           By: /s/ Larry R. Carter          By:  R. Stephen Polley
           Name:  Larry R. Carter           Name: R. Stephen Polley

           Title: VP and CFO                Title:  Chairman, CEO and President


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